Exhibit 99.1

NYSE: MMP

Date:	Feb. 2, 2011

Contact:	Paula Farrell (918) 574-7650 paula.farrell@magellanlp.com

Magellan Midstream Generates Record Quarterly Distributable Cash Flow

Announces Higher Fourth-Quarter Financial Results and 7% Distribution Growth Target for 2011

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported quarterly operating profit of $115.1 million for fourth quarter 2010, an increase of $11.4 million, or 11%, compared to $103.7 million for fourth quarter 2009.

Net income grew 7% to $88 million for fourth quarter 2010 compared to $82 million for fourth quarter 2009, and net income per limited partner unit increased to 78 cents in fourth quarter 2010 versus 77 cents in the corresponding 2009 period. Net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was 93 cents for fourth quarter 2010, exceeding the 77-cent guidance provided by management in early Nov.

Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased 22% to a quarterly record of $128.1 million for fourth quarter 2010 compared to $104.9 million during fourth quarter 2009.

“Magellan finished 2010 on a strong note, generating record quarterly distributable cash flow driven by solid results from our base business and contributions from recent acquisitions and growth projects,” said Mike Mears, chief executive officer. “Our predominately fee-based business model, conservative balance sheet, low cost of capital and recently-completed growth projects position Magellan to continue its strong performance in 2011, allowing us to target 7% distribution growth for 2011.”

An analysis by segment comparing fourth quarter 2010 to fourth quarter 2009 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Petroleum pipeline system. Pipeline operating margin was $132.8 million, an increase of $18.8 million. Transportation and terminals revenues increased between periods primarily due to record transportation volumes, which increased 53%, driven by improved demand for gasoline and diesel fuel and by contributions from recent expansion projects and acquisitions. Excluding the Texas pipelines acquired from BP in Sept. 2010, transportation volumes on the partnership’s pipeline system increased 12% for fourth quarter 2010 primarily due to 21% higher diesel fuel volumes and 10% higher gasoline volumes compared to the 2009 period.

Fourth-quarter 2010 revenues also improved due to higher fees for leased storage, terminal throughput, ethanol blending and additive injection resulting from the increased demand for petroleum products. Transportation revenue per barrel shipped declined between periods because the tariffs related to the Texas pipelines acquired in Sept. 2010 are significantly lower than the partnership’s remaining pipeline system due to the short distance of the pipeline movements between Houston and Texas City, Texas. Excluding these recently-acquired pipelines, transportation rates increased for the remainder of the partnership’s pipeline system by 9 cents per barrel, or 7%, primarily due to longer haul shipments.

Operating expenses decreased between periods primarily due to more favorable product overages during fourth quarter 2010, which reduce expenses, partially offset by higher power costs resulting from increased shipments.

Product margin (defined as product sales revenues less product purchases) declined between periods primarily due to timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities and the reversal of lower-of-cost-or-market adjustments that favorably impacted the 2009 period. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s actual cash product margin reflecting only transactions that settled during the quarter increased between periods primarily due to higher petroleum products blending profits partially offset by lower results from the partnership’s Houston-to-El Paso commodity sales activities.

Petroleum terminals. Terminals operating margin was $37.4 million, an increase of $4.6 million and a quarterly record for this segment. The current period primarily benefited from recently-acquired crude oil storage in Cushing, Oklahoma, which the partnership purchased in Sept. 2010. Higher ethanol and additive fees and increased throughput volumes at the partnership’s inland terminals also contributed to the improvement over fourth quarter 2009. Operating expenses declined slightly as insurance proceeds received in 2010 from a business interruption claim more than offset increased expenses related to the recent storage acquisition.

Ammonia pipeline system. Ammonia operating margin was $1.8 million, a decrease of $3.1 million. Both revenues and expenses were negatively impacted by integrity testing performed on the pipeline during fourth quarter 2010. While 75% of the pipeline has been hydrostatic tested through 2010, the remaining pipeline testing is planned for 2011 in a manner not expected to substantially impact transportation volumes.

Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expense increased primarily due to higher equity-based compensation expenses. Net interest expense also increased in the current quarter as a result of additional borrowings to fund capital spending, including acquisitions.

Annual results

For the year ended Dec. 31, 2010, operating profit was $408.4 million compared to $298.4 million in the corresponding 2009 timeframe. Annual net income was $311.6 million in 2010 compared to $226.5 million in 2009, and full-year net income per limited partner unit was $2.85 in 2010 and $2.22 in 2009. Annual DCF was a record $399.8 million in 2010, or 1.2 times the amount needed to pay distributions related to 2010, and $328.4 million in 2009.

Capital spending expectations

Management remains focused on expansion opportunities and spent almost $500 million during 2010 on growth capital projects, including acquisitions. Based on the progress of expansion projects already underway, the partnership plans to spend approximately $170 million during 2011 with an additional $30 million of spending thereafter to complete these projects. The 2011 estimate includes about $8 million spent in Jan. 2011 to acquire the remaining 50% interest in the partnership’s Southlake, Texas terminal.

Further, the partnership continues to analyze more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates, such as the potential reversal and conversion of a portion of the partnership’s Houston-to-El Paso pipeline to crude oil service. Management continues to evaluate the scope of this project and to negotiate agreements with potential shippers and still expects to make a decision on this project by late first quarter.

Maintenance capital is expected to increase to $65 million in 2011 due to recent acquisitions, new regulations and timing of one-time capital projects. Beyond 2011, management expects the partnership’s maintenance capital run-rate to be closer to $60 million per year for the partnership’s current asset base.

Financial guidance for 2011

Management currently expects to generate record DCF in 2011 of $410 million and is targeting annual distribution growth of 7% for 2011. Net income per limited partner unit is estimated to be $3.13 for 2011, with first-quarter guidance of 75 cents. Guidance assumes no future NYMEX MTM adjustments.

Based on its current slate of active growth projects and recently-completed acquisitions, management believes it will be able to achieve at least 7% annual distribution growth for 2012 as well. Guidance specific to 2011 and 2012 has not been provided previously.

Management continues to believe the large majority of the partnership’s operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing 15% or less of the partnership’s operating margin.

Earnings call details

An analyst call with management regarding fourth-quarter earnings and 2011 guidance is scheduled for Thurs., Feb. 3 at 1:30 p.m. Eastern. To participate, dial (800) 776-9057 and provide code 7814855. Investors also may listen to the call via the partnership’s website at http://www.magellanlp.com/webcasts.aspx.

Audio replays of the conference call will be available from 4:30 p.m. Eastern on Feb. 3 through midnight on Feb. 9. To access the replay, dial (888) 203-1112 and provide code 7814855. The replay also will be available at http://www.magellanlp.com.

Non-GAAP financial measures

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.

Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership’s commodity-related activities.

DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.

Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.

The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.

Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products, such as gasoline and diesel fuel, and crude oil. The partnership’s primary assets include: the longest petroleum products pipeline system in the continental United States at 9,600 miles, which can access more than 40% of the country’s refining capacity and imports, as well as 85 petroleum terminals with over 70 million barrels of storage. More information is available at http://www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership’s petroleum terminals or petroleum pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010
Transportation and terminals revenues	$183,718	$220,530	$678,945	$793,599
Product sales revenues	169,346	177,772	334,465	763,090
Affiliate management fee revenue	191	189	761	758

Total revenues	353,255	398,491	1,014,171	1,557,447
Costs and expenses:
Operating	62,457	62,232	257,635	282,212
Product purchases	138,769	165,069	280,291	668,585
Depreciation and amortization	26,288	29,208	97,216	108,668
General and administrative	22,663	28,272	84,049	95,316

Total costs and expenses	250,177	284,781	719,191	1,154,781
Equity earnings	605	1,409	3,431	5,732

Operating profit	103,683	115,119	298,411	408,398
Interest expense	21,159	26,768	73,357	96,379
Interest income	(8)	(55)	(660)	(140)
Interest capitalized	(758)	(408)	(3,510)	(2,943)
Debt placement fee amortization expense	337	386	1,112	1,401
Other (income)/expense	612	—	(24)	750

Income before provision for income taxes	82,341	88,428	228,136	312,951
Provision for income taxes	389	471	1,661	1,371

Net income	$81,952	$87,957	$226,475	$311,580

Allocation of net income:
Non-controlling owners’ interest	$—	$(175)	$99,729	$(397)
Limited partners’ interest	81,952	88,132	126,746	311,977

Net income	$81,952	$87,957	$226,475	$311,580

Basic and diluted net income per limited partner unit	$0.77	$0.78	$2.22	$2.85

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	106,782	112,596	57,115	109,485

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	106,902	112,895	57,145	109,561

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010
Petroleum pipeline system:
Transportation revenue per barrel shipped	$1.223	$1.026	$1.205	$1.160

Volume shipped (million barrels)	74.3	113.6	295.7	359.5

Petroleum terminals:
Storage terminal average utilization (million barrels per month)	24.2	29.9	23.5	25.8

Inland terminal throughput (million barrels)	27.6	28.1	109.8	114.7

Ammonia pipeline system:
Volume shipped (thousand tons)	223	164	643	462

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010
Petroleum pipeline system:
Transportation and terminals revenues	$128,279	$162,949	$494,165	$583,977
Less: Operating expenses	43,338	41,760	180,979	190,971

Transportation and terminals margin	84,941	121,189	313,186	393,006

Product sales revenues	165,529	174,246	320,100	744,612
Less: Product purchases	137,328	164,261	275,880	663,327

Product margin	28,201	9,985	44,220	81,285
Add: Affiliate management fee revenue	191	189	761	758
Equity earnings	605	1,409	3,431	5,732

Operating margin	$113,938	$132,772	$361,598	$480,781

Petroleum terminals:
Transportation and terminals revenues	$48,568	$52,709	$166,950	$196,719
Less: Operating expenses	17,664	17,493	64,349	75,172

Transportation and terminals margin	30,904	35,216	102,601	121,547

Product sales revenues	3,817	3,644	14,365	18,750
Less: Product purchases	1,938	1,429	6,393	7,549

Product margin	1,879	2,215	7,972	11,201

Operating margin	$32,783	$37,431	$110,573	$132,748

Ammonia pipeline system:
Transportation and terminals revenues	$7,368	$5,375	$19,862	$14,922
Less: Operating expenses	2,464	3,620	16,196	19,078

Operating margin (loss)	$4,904	$1,755	$3,666	$(4,156)

Segment operating margin	$151,625	$171,958	$475,837	$609,373
Add: Allocated corporate depreciation costs	1,009	641	3,839	3,009

Total operating margin	152,634	172,599	479,676	612,382

Less: Depreciation and amortization	26,288	29,208	97,216	108,668
General and administrative	22,663	28,272	84,049	95,316

Total operating profit	$103,683	$115,119	$298,411	$408,398

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT

EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS TO GAAP MEASURES

(Unaudited, in millions except per unit amounts)

	Three Months Ended December 31, 2010
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$88.0	$0.78	$0.78
Add: Unrealized NYMEX losses associated with future physical product sales	17.2	0.15	0.15
Deduct: Lower-of-cost-or-market inventory adjustments	(0.2)	—	—

Excluding mark-to-market commodity-related pricing adjustments	$105.0	$0.93	$0.93

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation		112.6	112.9

8

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,		2011 Estimate
	2009	2010	2009	2010
Net income	$82.0	$88.0	$226.5	$311.6	$353
Add: Depreciation and amortization (1)	26.6	29.6	98.3	110.1	123
Equity-based incentive compensation (2)	2.2	7.4	6.1	15.5	9
Expenses (credits) indemnified by former affiliate	(0.8)	—	5.2	—	—
Asset retirements and impairments	2.5	1.0	5.5	1.1	5
Commodity-related adjustments (3)	(0.6)	19.5	24.4	7.8	(12)
Less: Maintenance capital	7.5	17.6	38.0	44.6	65
Other	(0.5)	(0.2)	(0.4)	1.7	3

Distributable cash flow (4)	$104.9	$128.1	$328.4	$399.8	$410

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the twelve months ended December 31, 2009 and 2010 was $9.6 million and $18.9 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership during first quarter 2009 and 2010 of $3.5 million and $3.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end.

(3)	Represents adjustments to the partnership’s commodity-related activities to more closely follow the cash impact of settled transactions. Commodity-related adjustments include the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010
NYMEX contract gains/(losses) recognized in previous periods	$(12.2)	$—	$20.2	$(7.7)

NYMEX contract (gains)/losses recognized in the current period that are associated with future physical product sales.	14.7	17.2	10.5	15.0
Lower-of-cost-or-market adjustments	(3.1)	(0.2)	(6.3)	—
Cost of goods sold adjustment related to transitional commodity activities for the Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing for the income statement.	—	2.5	—	0.5

Total commodity-related adjustments	$(0.6)	$19.5	$24.4	$7.8

(4)	Distributable cash flow does not include fluctuations related to working capital.